Filed Pursuant To Rule 433

Registration No. 333-209926

April 27, 2016

Filed Pursuant To Rule 433
Registration No. 333-209926
April 27, 2016
SPDR® ETF Options Report April 19, 2016
20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open Options
Ticker Name ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) Available
SPY SPDR S&P500 ETF Trust 88,468,216 2,162,603 850,204 1,312,399 6,366,263 11,526,680 Y
XLF Financial Select Sector SPDR Fund 39,258,912 90,911 39,898 51,013 740,138 1,651,562 Y
XOP SPDR S&P Oil & Gas Exploration & Production ETF 20,116,404 115,224 26,053 89,171 485,935 795,895 Y
XLE Energy Select Sector SPDR Fund 16,618,928 49,545 17,651 31,894 405,878 630,255 Y
XLU Utilities Select Sector SPDR Fund 14,470,626 24,910 7,829 17,081 222,812 344,759 Y
XLV Health Care Select Sector SPDR Fund 11,726,278 13,572 6,823 6,749 91,340 140,720 Y
JNK SPDR Barclays High Yield Bond ETF 11,334,355 653 132 521 44,040 64,880 Y
XLI Industrial Select Sector SPDR Fund 10,508,726 46,290 22,062 24,228 90,312 498,917 Y
XLP Consumer Staples Select Sector SPDR Fund 10,499,218 16,463 2,249 14,214 57,620 180,645 Y
GLD® SPDR Gold Shares 9,270,263 168,152 114,380 53,772 2,485,665 769,077 Y
XLK Technology Select Sector SPDR Fund 9,242,550 9,904 4,867 5,037 66,288 74,812 Y
XBI SPDR S&P Biotech ETF 8,059,703 22,855 13,642 9,213 152,816 210,247 Y
XME SPDR S&P Metals & Mining ETF 6,642,645 16,202 6,326 9,876 101,541 225,886 Y
XLY Consumer Discretionary Select Sector SPDR Fund 5,857,397 11,964 2,785 9,179 171,084 305,342 Y
KRE SPDR S&P Regional Banking ETF 5,078,801 5,734 3,044 2,690 83,813 123,207 Y
XRT SPDR S&P Retail ETF 4,917,593 17,306 4,269 13,037 68,865 187,470 Y
XLB Materials Select Sector SPDR Fund 4,796,664 3,611 1,692 1,919 66,253 80,487 Y
DIA SPDR Dow Jones Industrial Average ETF Trust 3,934,646 30,162 14,447 15,715 276,567 231,616 Y
XHB SPDR S&P Homebuilders ETF 2,636,557 3,440 1,803 1,637 49,058 41,300 Y
FEZ SPDR EURO STOXX 50 ETF 2,520,977 7,537 4,083 3,454 76,567 54,554 Y
KBE SPDR S&P Bank ETF 2,329,768 520 104 416 15,551 31,851 Y
MDY SPDR S&P MidCap 400 ETF Trust 1,659,979 2,420 1,577 843 51,832 21,073 Y
SJNK SPDR Barclays Short Term High Yield Bond ETF 1,127,182 17 9 8 151 901 Y
SDY SPDR S&P Dividend ETF 719,804 128 113 15 5,109 984 Y
RWX SPDR Dow Jones International Real Estate ETF 586,048 — — — 100 1 Y
XES SPDR S&P Oil & Gas Equipment & Services ETF 553,805 88 62 26 1,368 504 Y
BWX SPDR Barclays International Treasury Bond ETF 528,794 16 14 2 285 59 Y
Source: Bloomberg.

SPDR® ETF Options Report
20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open Options
Ticker Name ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) Available
CWB SPDR Barclays Convertible Securities ETF 524,387 8 7 1 156 109 Y
XPH SPDR S&P Pharmaceuticals ETF 270,936 23 16 7 253 60 Y
RWR SPDR Dow Jones REIT ETF 262,033 39 7 32 373 3,729 Y
GWX SPDR S&P International Small Cap ETF 135,194 2 — 2 — 80 Y
GNR SPDR S&P Global Natural Resources ETF 130,611 4 2 2 97 66 Y
DWX SPDR S&P International Dividend ETF 115,091 2 1 1 61 29 Y
KIE SPDR S&P Insurance ETF 74,160 29 27 2 336 86 Y
EDIV SPDR S&P Emerging Markets Dividend ETF 68,048 8 6 2 65 37 Y
XSD SPDR S&P Semiconductor ETF 62,083 1 1 — 27 — Y
EWX SPDR S&P Emerging Markets SmallCap ETF 61,004 9 2 7 80 211 Y
GXC SPDR S&P China ETF 45,852 5 3 2 5,204 75 Y
GUR SPDR S&P Emerging Europe ETF 21,474 — — — 11 — Y
EBND SPDR Barclays Emerging Markets Local Bond ETF 15,058 — — — 1 — Y
KCE SPDR S&P Capital Markets ETF 10,507 2 1 1 72 25 Y
DGT SPDR Global Dow ETF 6,611 2 — 2 1 45 Y
XLFS Financial Services Select Sector SPDR Fund 3,467 4 3 1 90 25 Y
XLRE Real Estate Select Sector SPDR Fund 3,435 — — — — — Y
Source: Bloomberg.
State Street Global Advisors 2

SPDR® ETF Options Report
ssga.com | spdrs.com | spdrgoldshares.com
For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering.
You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The
GLD prospectus is available here.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State
Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,
Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured No Bank Guarantee May Lose Value
State Street Global Advisors
© 2016 State Street Corporation. All Rights Reserved.
ID6473-IBG-19238 0416 Exp. Date: 05/20/2016 IBG.SPDRETFOG.0416 SSL000694

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.